Exhibit 9

SHAREHOLDERS’ MANAGEMENT AGREEMENT

THIS SHAREHOLDERS’ MANAGEMENT AGREEMENT (the “Agreement”) is made as of the 18th day of December, 2006 by and among PRIORITY SOFTWARE, INC., a Nevada corporation (the “Corporation”), SAM JANKOVICH (“Jankovich”) and PRIVATE CAPITAL PARTNERS, INC., a New York corporation (“PCP”).  The Corporation, Jankovich and PCP are sometimes referred to herein as the “Parties” or individually, as a “Party”.

W I T N E S S E T H :

WHEREAS, Jankovich and PCP are Shareholders (collectively, the “Shareholders”) of the sole class of the Corporation’s voting stock in the amounts set forth on the last page of this Agreement (the “Shares”);

WHEREAS, the Shareholders desire to provide for and assure the continuity of ownership and management of the Corporation and the Shares during the term of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein contained, and good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.           PRIOR SHAREHOLDERS’ AGREEMENTS.     All prior agreements and understandings among the parties hereto with respect to the subject matter hereof and the capital stock of the Corporation, not specifically incorporated herein by reference, are hereby terminated and are of no further force and effect.

2.           TERM.   The terms and conditions of this Agreement shall commence as of the date first set forth above and shall terminate on (i) the second anniversary hereof, unless extended in writing by the Parties or (ii) the Shares commence being quoted or listed on a public exchange by initial listing or through the consummation of a reverse merger or similar transaction which results in the ownership of publicly traded securities.

3.            VOTING; ELECTION OF THE CORPORATION’S DIRECTORS AND OFFICERS.

(a)           The Corporation and the Shareholders agree that the Corporation’s Board of Directors shall be comprised of the following:

(i)           Jankovich; and

(ii)           Michael Wainstein: Chairman;

(b)           The Corporation and the Shareholders agree that the Corporation’s Officers shall be comprised of the following:

(i)           Jankovich:  Chief Executive Officer, President and Secretary; and

(ii)           Michael Wainstein: Treasurer;

4.           RESTRICTIONS ON DISPOSITION OF SHARES.

(a)           Transfer Subject to Agreement.  No Shareholder may, directly or indirectly, transfer (as hereafter defined) the whole or any part of the Shares, or the certificate or certificates representing same, or any interest therein, except as hereafter expressly permitted by this Agreement.  The term “transfer,” as herein used, shall include any sale, assignment, gift, mortgage, pledge, hypothecation, bequest, encumbrance or disposition, or any transfer as a result of any voluntary or involuntary legal proceedings, execution, sale, bankruptcy, insolvency, or otherwise, of any of the shares.  Any transfer of all or any part of the shares in violation of this Agreement shall be null and void.

(b)           Legend.     So long as this Agreement shall remain in effect, there shall be noted conspicuously on the face of each certificate representing any of the Shares in no less than 10 point font, the following statement:

“This certificate and the shares of Priority Software, Inc., represented hereby are subject to a Shareholders’ Management Agreement dated December __, 2006, and any amendment thereto, a copy of which Agreement and amendments are on file at the principal office of the corporation, and any transfer, sale assignment, gift, mortgage, pledge, hypothecation, bequest, encumbrance or disposition or any transfer as a result of any voluntary or involuntary legal proceedings, execution, sale, bankruptcy, insolvency, or otherwise of this certificate in violation of said agreement shall be invalid.”

(c)           Shareholders’ Option to Purchase. If any Shareholder shall intend to transfer his shares in the Corporation (a “Transferring Shareholder”) such Transferring Shareholder shall give notice (the “Transfer Notice”) to the remaining Shareholders (collectively, the “Non-Transferring Shareholders”) setting forth such intention, as well as all the terms of the Transferring Shareholder’s proposed sale, including, but not limited to, the name of the prospective purchaser, the proposed purchase price of the Transferring Shareholder’s Shares, whether any financing of the purchase price is required, the prospective closing date of the transfer and include an executed, written offer from the prospective purchaser containing the terms set forth herein.  Thereupon, the Non-Transferring Shareholders shall have a non-assignable option to purchase all, but not less than all, of the Shares owned by the Transferring Shareholder as of the date of the Transfer Notice was given, under the terms and conditions set forth within the Transfer Notice, unless the Non-Transferring Shareholders and Transferring Shareholder agree, in writing, to other terms.  If the Non-Transferring Shareholders, or any of them, accept the offer of the Transferring Shareholder as aforesaid, the shares covered thereby shall be purchased by the Non-Transferring Shareholders in a pro rata proportion to such Shareholders’ then ownership in the Corporation or in such other proportions as may be agreed upon in writing by the Non-Transferring Shareholders.  If any of the Non-Transferring Shareholders does not accept the offer, his portion of the shares being offered shall be available for purchase by the remaining Non-Transferring Shareholder who had previously accepted the offer.

The aforesaid option granted to the Non-Transferring Shareholders shall be exercisable by giving notice (the “Option Notice”) to the Transferring Shareholder and the Corporation within sixty (60) days after receipt of the Transfer Notice.  In the event an Option Notice is given, the Transferring Shareholder shall be obligated to sell, and the Non-Transferring Shareholders who served an Option Notice shall be obligated to purchase all, but not less than all, of the Shares owned by the Transferring Shareholder as of the date the Transfer Notice was given.

(d)           Third Party Offers.   In the event none of the Non-Transferring Shareholders exercise their respective options granted hereunder to purchase all of the shares owned by the Transferring Shareholder, after having been given notice, then the Transferring Shareholder shall have the right to sell all of the shares to the prospective purchase set forth within the Transfer Notice (the “Third Party”).  The Transferring Shareholder, who received and is willing to accept an arms-length, bona fide, written offer from a Third Party to purchase all, but not less than all, of the Shares then owned by the Transferring Shareholder (the “Third Party Offer”) shall, notwithstanding that the Non-Transferring Shareholders failed to exercise their options under Paragraphs 4(c) hereof, grant successive irrevocable non-assignable rights of first refusal to buy his shares to the Non-Transferring Shareholders.

The terms of the Third Party Offer required to be met by the Non-Transferring Shareholders under this paragraph shall not include any non-monetary terms not reasonably and readily performable by the Non-Transferring Shareholders.

In the event that the Non-Transferring Shareholders do not exercise their respective rights of first refusal hereunder, the Third Party Offer shall be accepted by the Transferring Shareholder, if at all, within thirty (30) days of the expiration of the Shareholders’ right of first refusal, but only on the exact terms of the Third Party Offer.  The Third Party shall execute and promptly deliver to each party hereto, and to the Corporation, at the closing of a sale of Shares to the Third Party, an agreement acknowledging that the Shares it has purchased are and shall remain subject to this Agreement and agreeing to be personally bound hereby; and upon such closing the Third Party shall succeed the Transferring Shareholder as a Shareholder under this Agreement.  In the event the Third Party Offer is not accepted by the Transferring Shareholder within thirty (30) days on the exact terms of the Third Party Offer, or if the Third Party does not succeed the Transferring Shareholder as a party to this Agreement, then such transfer shall be of no force and effect.

(e)           Survival of Taxes.  There shall survive the sale of any shares by any party hereto the liability of such selling Shareholder for his pro-rata portion of any taxes, penalties, fines or assessments (not included in the value of shares sold) which may be imposed on the Corporation by any federal, state or local government or any agency, department or bureau thereof after the effective date of the accountant’s determination, by reason of its corporate operations up to such date.  Conversely, the Transferring Shareholder shall be entitled to his pro-rata portion of any refund, credit or reduction on account of any tax, fine or assessment imposed prior to such date, for which no credit was given in the computation of the total value of the shares sold.

(f)           No Transfer of Titles.   Notwithstanding anything to the c

contrary contained herein, the Third Party who has acquired the shares from the Transferring Shareholder shall not acquire the Transferring Shareholders’ directorship, office or employment title, to the extent same exist, without the prior unanimous, written consent of the Non-Transferring Shareholders and the Corporation.

5.           FISCAL AFFAIRS. The Corporation shall maintain only one bank account (the “Operating Account”).  All check, wire transfers and payments of any nature shall be deposited into the Operating Account.  No funds in excess of $20,000 may be withdrawn from the Operating Account without both the signatures of Jankovich and a nominee of PCP.

6.           COMPENSATION; SALARY.  So long as funds are available to the Corporation, after the payment of all expenses, payroll, taxes and fees, the Shareholders shall receive the following compensation from the Corporation:

(a)           Jankovich shall receive an annual salary of $250,000 for services rendered in managing the day to day operations of the Corporation;

(b)           PCP shall receive an annual consulting fee of $83,333 for services rendered in directing the corporate governance and financial affairs of the Corporation.

7.           NON COMPETITION.    In order to further protect and govern the affairs of the Corporation in recognition of the highly competitive nature of the industry in which the Corporation conducts its business Jankovich agrees that for so long as Jankovich is an employee, officer, director or principal shareholder (an “Affiliate”) of the Corporation, and during the term of this Agreement, Jankovich will not engage or participate, directly or indirectly, in any business that is in competition in any manner whatever with the business of the Corporation.  Furthermore, upon the termination of this Agreement or the termination of Jankovich’s status as an Affiliate, and considering Jankovich’s prior position as an Affiliate of Enterpulse, Inc., a Georgia corporation which assigned and transferred certain assets to the Corporation contemporaneously with the execution of this Agreement Jankovich, excluding those obligations of Jankovich set forth in that certain Sales Agent Agreement between Jankovich and Enterpulse, expressly agrees not to engage or participate directly or indirectly in any business activity that is in competition with the Corporation’s business for a period of three (3) years and, in any case, shall not re-commence  employment with Enterpulse, Inc. for a period of three (3) years.

8.           SPECIFIC PERFORMANCE.  Because the parties to this Agreement will be irreparably damaged if this Agreement is not specifically enforced, any party shall be entitled to an injunction restraining any Shareholder from transferring the Shares in violation of this Agreement, without any bond or other security being required.  If any dispute arises concerning any right or obligation under this Agreement or purchase or sell any of the Shares, the right or obligation shall be enforceable in a court of equity by a decree of specific performance.  Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have.

9.           AFTER-ACQUIRED SHARES.  The terms and provisions of this Agreement shall apply to all of the Shares of the Corporation now owned by the Shareholders, and to any shares which may hereafter be issued or transferred to the Shareholders in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split-up share dividend or distribution or which are acquired by the Shareholders in any manner whatsoever, except for an acquisition of any of the Shares covered within this Agreement.

10.           MEDIATION AND ARBITRATION.

(a)           All controversies, claims, disputes and matters in question arising out of or relating to this Agreement or the breach thereof, shall be decided by mediation and/or arbitration in accordance with this Section 10.  The party who seeks resolution of a controversy, claim, dispute or other matter in question shall notify the other party in writing of the existence and subject matter hereof, and shall designate in such notices the names of three prospective mediators, each of whom shall be registered with the New York, New York office of the American Arbitration Association.  The recipient party shall select from such list one individual to act as a mediator of the dispute set forth by the notifying party.  The parties agree to meet with said mediator in the City of New York within two weeks after the recipient party has received notice of the dispute and agree to utilize their best efforts and all expediency to resolve the matter in dispute.  The mediation shall not continue longer than one (1) hearing day without the written approval of both parties.  Neither party shall be bound by any recommendation of the mediator; however, any agreement reached during mediation shall be final and conclusive.

(b)           If the dispute is not resolved by such mediation, it shall be decided by mandatory arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Either party may apply to the American Arbitration Association for a determination of the dispute set forth in the notification thereof by the originating party.  The parties agree that the laws of the State of Florida.  The award entered or decision made by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  Expense of mediation and/or arbitration shall be shared equally by both parties.

11.           SUCCESSORS AND ASSIGNS.  All covenants, conditions, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective heirs, beneficiaries, legal representatives, successors and assigns.

12.           CONFIDENTIALITY.

(a)           Each of the Shareholders acknowledge that:  the business enterprises of the Corporation (the “Business”) is intensely competitive and exposed to knowledge of confidential information of the Corporation and the Business including, but in no manner limited to information limited to the sale of the Business as contemplated in Section 4; the direct and indirect disclosure of any such confidential information to existing or potential competitors of the Corporation would do damage, monetary or otherwise, to the Corporation’s Business; and the engaging by the Shareholders in any of the activities prohibited by this Agreement may constitute improper appropriation and/or use of such information.  The Shareholders expressly acknowledges confidential information constitutes a protectable business interest of the Company.

(b)           During the Term of this Agreement, the Shareholders shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity make known, disclose, furnish, make available or utilize any of the confidential information of the Business other than the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body.

13.           AGREEMENT.   This Agreement, including all documents attached hereto or referenced herein, which are incorporated herein as if fully set forth, embodies the entire agreement and understanding between the parties relating to the sale and purchase of the Stock and supersedes any prior understanding or agreements with respect to the subject matter hereof.14.AMENDMENT.   No supplement, modification or amendment of this Agreement shall be binding upon the parties unless executed in writing by the party against whom enforcement is sought.

15.           EXPENSES.  Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

16.           INVALIDITY.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17.           HEADINGS.  The headings of the articles, sections and paragraphs of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof or thereof.

18.   CONSTRUCTION AND REFERENCES. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.  Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.

19.   MODIFICATION AND WAIVER.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

20.   NOTICES.  Any notice, request, instruction or other document to be given hereunder by either party to the other party shall be in writing and delivered personally, via telecopy (with receipt confirmed) or by registered or certified mail, postage prepaid (with return receipt requested) to the address of the Shareholders set forth above.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.

PRIORITY SOFTWARE, INC.

By:
Michael Wainstein, Chairman

PRIORITY SOFTWARE, INC.

By:
Sam Jankovich, Chief Executive Officer

SAM JANKOVICH

PRIVATE CAPITAL PARTNERS, INC.

By:
Dennis Tanjeloff, Vice President

EXHIBIT A

PRIORITY SOFTWARE, INC.
SHARE OWNERSHIP

SAM JANKOVICH	9,000,000 Shares	50%

PRIVATE CAPITAL PARTNERS, INC.	9,000,000 Shares	50%